EXHIBIT 12

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K

FOR FISCAL YEAR ENDED DECEMBER 31, 2006

COMPUTATION OF RATIOS

RETURN ON AVERAGE ASSETS	Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS' EQUITY	Net income/Average stockholders' equity

NET INTEREST MARGIN	Fully tax equivalent net interest income/Average earning assets

EFFICIENCY RATIO	(Other expense less intangible amortization)/(Fully tax equivalent net interest income plus non-interest income)

AVERAGE STOCKHOLDERS' EQUITY TO AVERAGE ASSETS	Average stockholders' equity/Average assets

AVERAGE LOANS TO AVERAGE DEPOSITS	Average gross loans/Average deposits

TIER 1 CAPITAL RATIO	Stockholders' equity less intangible assets and securities mark-to-market capital reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL RISK-BASED CAPITAL RATIO	Tier 1 Capital plus allowance for loan losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO	Tier 1 Capital /Quarterly average assets

DIVIDEND PAYOUT RATIO	Dividends declared/Net income

BOOK VALUE PER SHARE	Total stockholders' equity/Common shares outstanding at year-end

TANGIBLE BOOK VALUE PER SHARE	(Total stockholders' equity less goodwill and other intangible assets)/Common shares outstanding at fiscal year-end